United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 8, 2011

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 854-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 8, 2011, William P. Foley II changed his position with Fidelity National Information Services, Inc. (the “Company”) from Executive Chairman to Chairman of the Board, which is a non-executive position. A copy of the press release announcing the change in position is filed as Exhibit 99.1 hereto.

In connection with the change in position, the Company and Mr. Foley entered into a letter agreement (the “Agreement”) dated as of February 8, 2011. The Agreement provides that the Second Amended and Restated Employment Agreement between the Company and Mr. Foley dated as of September 30, 2009 (the "Employment Agreement"), which provided for a September 30, 2012 expiration date, is terminated as of February 8, 2011. The annual base salary payable under the Employment Agreement ceases, and Mr. Foley is entitled to receive a $500,000 annual Chairman fee, effective February 8, 2011. Mr. Foley is eligible to receive his 2010 annual cash bonus under the Company Annual Incentive Plan, which is payable in 2011 at the same time as the Company pays annual bonuses to other corporate officers. Equity grants made to Mr. Foley under the Company's Omnibus Incentive Plan continue to vest for so long as Mr. Foley remains a director, including as Chairman, or an employee of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1     Press Release dated February 8, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date February 14, 2011	By:	/s/ Michael L. Gravelle
		Name:	Michael L. Gravelle
		Title:	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 8, 2011.